Exhibit 21.1

OPGEN, INC.

The following is a list of subsidiaries of OpGen, Inc. as of December 31, 2018:

Name	Jurisdiction of Incorporation
AdvanDx, Inc.	Delaware
AdvanDx A/S	Denmark
OpGen Colombia SAS	Colombia